Exhibit l

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

July 22, 2022

Versus Capital Multi-Manager Real Estate Income Fund LLC
5050 S. Syracuse Street, Suite 1100

Denver, Colorado 80237

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement being filed today by Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”) on Form N-2 under the Securities Act of 1933 (File No. 333-[  ]) and the Investment Company Act of 1940 (File No. 811-22534) (the “Registration Statement”), each as amended, with respect to its common shares of beneficial interest (the “Shares”).

We are familiar with the actions taken by the Directors of the Fund to authorize this issuance of an indefinite number of Shares. In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Fund, public officials and other appropriate persons. We assume that upon sale of the Shares by the Fund, the Fund will receive the net asset value thereof.

Based upon and subject to the foregoing, we are of the opinion that the Fund is authorized to issue an indefinite number of Shares, and that, when such Shares are issued and sold, they will be validly issued, fully paid, and nonassessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Fund in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP